CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 14, 1998, relating to the financial statements and financial highlights which appears in the August 31, 1998 Annual Report to Shareholders of Evergreen Florida High Income Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
December 22, 1999